EXHIBIT A
The undersigned King Street Capital Management, L.P., King Street Capital Management GP, L.L.C., and Brian J. Higgins hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.
Dated:  November 14, 2025
KING STREET CAPITAL MANAGEMENT, L.P.

By:	King Street Capital Management GP, L.L.C.
Its General Partner

By:	/s/ Ricardo Marano
	Name:	Ricardo Marano
	Title:	Chief Compliance Officer

KING STREET CAPITAL MANAGEMENT GP, L.L.C.

By:	/s/ Ricardo Marano
	Name:	Ricardo Marano
	Title:	Authorized Signatory

By:	/s/ Brian J. Higgins
BRIAN J. HIGGINS